Exhibit 99.1

Cooper-Standard Holdings Inc. to List on the NYSE Under New Ticker Symbol “CPS”

NOVI, MI., Oct. 14, 2013 – Cooper-Standard Holdings Inc. (NYSE: CPS) (the “Company”), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fuel and brake, fluid transfer and anti-vibration systems, today announced that its common stock has been approved for listing on the New York Stock Exchange (“NYSE”). The Company expects its common stock to begin trading on the NYSE on or about October 17, 2013, trading under the new symbol “CPS”. The Company’s common stock will continue to be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “COSH” until the shares begin officially trading on the NYSE, after which time the common stock will no longer be quoted on the OTCBB.

“Cooper Standard’s listing on the NYSE represents a major milestone and a welcome indication of our progress in achieving our business objectives,” said Jeffrey Edwards, chairman and CEO of Cooper Standard. “We are confident that our leading market positions and strong customer relationships, combined with the increased visibility of being listed on the NYSE, will help enhance value for all stakeholders. Our focus on profitable growth and extending our position as an industry leader remains a top priority. On behalf of the Cooper Standard Board and management team, I want to thank our employees around the world as we look forward to our bright future.”

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

About NYSE Euronext

NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies. The company’s exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products. With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext’s equities markets - the New York Stock Exchange, NYSE Euronext, NYSE MKT, NYSE Alternext and NYSE Arca - represent one-third of the world’s equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world’s second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index. For more information, please visit: http://www.nyx.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com